FOR IMMEDIATE RELEASE:

PRESS RELEASE

JACKSONVILLE BANCORP, INC. NAMED TO
SANDLER O’NEILL SM-ALL STARS - CLASS OF 2007

JACKSONVILLE, Fla., July 12, 2007 / PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB), holding company for The Jacksonville Bank, has been named to the Sandler O’Neill Partners Sm-All Stars for 2007. The objective of the Sm-All Stars is to identify the top 24 performing small-cap banks and thrifts in the nation. All 610 publicly traded banks and thrifts in the United States with a market cap of less than $2 billion were evaluated in terms of growth, profitability, credit quality and capital strength.

Sandler O’Neill Partners is one of the largest investment banking companies in the USA specializing in financial institutions with over 250 partners throughout their offices in New York, Boston, Chicago, San Francisco, Atlanta and Memphis.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.